STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of November 26, 2017, is entered into by and between Kelvin Medical, Inc. ("Seller", "KVMD", "Company:), a Nevada corporation and Gannon Giguiere ("Buyer"), an individual.  Seller and Buyer are each referred to herein as a "Party" and collectively, as the "Parties."

BACKGROUND

A. Seller is a publicly held corporation in the State of Nevada, with trading symbol KVMD; Seller has agreed to sell, and Buyer has agreed to buy three million (3,000,000) shares of KVMD common stock at a purchase price of $0.03 per share; for a total purchase price of Ninety Thousand Dollars ($90,000).

B. The Shares have not been registered under the Securities Act of 1933, as amended, and Buyer may only be able to sell the Shares upon Registration of the Shares, or pursuant to an exemption to Registration.

C. The Seller's Shares bear no legally imposed restrictions and may be "freely traded" under the exemption to registration afforded by Rule 144 of the Securities Act of 1933.

D. The Company is current in its filings with the SEC and has continued with its business and operations as described within its filings.

E. Seller desires to sell its shares, in the amount of three million (3,000,000) shares, to the Buyer, and the Buyer desires to purchase the 3,000,000 shares from the Seller for the consideration set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, each Party agrees as follow:

1. Purchase and Sale.  The Seller shall sell, and the Buyer shall buy, 3,000,000 shares of the Seller's Kelvin Medical, Inc. Common Stock.

2. Consideration.  Buyer shall pay to the Seller, the amount of Ninety Thousand Dollars ($90,000.00), for 3,000,000 Shares of Kelvin Medical, Inc., at a price per share of $0.03.

3. Deliverables.

a. Buyer shall deliver to the Seller a check, or wire transfer, for payment confirmation made out to Kelvin Medical, Inc. the payment of $90,000 within five (5) business days of execution of this Agreement.

b. Seller shall request West Coast Transfer, the Transfer Agent for Kelvin Medical, Inc., to transfer 3,000,000 shares of Kelvin's common stock into the account of Gannon Giguiere at CMGT, Inc., or into an account later directed by Gannon Giguiere.

c. Seller shall issue to Gannon Giguiere a Registration Rights Agreement, providing for registration of 3,000,000 shares should Kelvin Medical file for a registration statement.

4. Representations and Warranties of Parties.

a. Seller has full power and authority to execute, deliver and perform such Seller's obligations under this Agreement, the shares have not been registered, and the Buyer is aware that he may not resell the shares unless the shares have been registered or are sold under an exemption from registration.

b. There are no liens, charges, security interests, encumbrances, claims of others, options, warrants, purchase rights, contract, commitments, equities or other claims or demands of any kind (collectively, "Liens") against these shares, and upon delivery of the Shares to the Buyer, the Buyer will acquire good, valid and marketable title thereto free and clear of all liens.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

Shares Sold:  3,000,000 Purchase Price: $90,000.00

KELVIN MEDICAL, INC.

By: /s/William Mandel
       William Mandel, President/CEO

GANNON GIGUIERE (BUYER)

By: /s/Gannon Giguiere
        Gannon Giguiere
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